Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
July 30, 2021	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces Strong Second Quarter 2021 Earnings

Second Quarter Highlights

•	Second quarter 2021 net income of $172 million compared to net loss of $59 million in the prior year period; second quarter 2021 diluted earnings per share of $0.70 compared to loss per share of $0.28 in the prior year period.

•	Second quarter 2021 adjusted net income of $191 million compared to adjusted net loss of $30 million in the prior year period; second quarter 2021 adjusted diluted earnings per share of $0.86 compared to adjusted loss per share of $0.14 in the prior year period.

•	Second quarter 2021 adjusted EBITDA of $334 million compared to adjusted EBITDA of $54 million in the prior year period.

•	Second quarter 2021 net cash used in operating activities from continuing operations was $7 million. Free cash flow from continuing operations was a use of $83 million for the second quarter 2021.

•	Balance sheet is strong with a net leverage of 1.0x and total liquidity of approximately $1.9 billion. On May 26, 2021, the Company completed a $400 million offering of 2.95% senior notes due 2031. The net proceeds from the offering, along with cash on hand, were used to redeem in full $400 million in aggregate principal amount of the Company’s 5.125% senior notes due 2022. These actions will reduce Huntsman’s annual cash interest expense by approximately $9 million.

•	Received the $28 million earnout in May 2021 from the November 2020 divestiture of our India-based do-it-yourself consumer adhesives business. Gross proceeds from the divestiture totaled approximately $285 million, a 15x multiple on 2019 adjusted EBITDA of the divested business.

	Three months ended		Six months ended
	June 30,		June 30,
In millions, except per share amounts	2021	2020	2021	2020
Revenues	$2,024	$1,247	$3,861	$2,840
Net income (loss)	$172	$(59)	$272	$649
Adjusted net income (loss) (1)	$191	$(30)	$338	$35
Diluted income (loss) per share	$0.70	$(0.28)	$1.07	$2.90
Adjusted diluted income (loss) per share(1)	$0.86	$(0.14)	$1.52	$0.16

Adjusted EBITDA(1)	$334	$54	$623	$219
Net cash (used in) provided by operating activities from continuing operations	$(7)	$85	$(23)	$45
Free cash flow from continuing operations(2)	$(83)	$30	$(197)	$(71)
Adjusted free cash flow from continuing operations(6)	$(80)	$38	$(194)	$(61)

See end of press release for footnote explanations and reconciliations of non-GAAP measures.

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) today reported second quarter 2021 results with revenues of $2,024 million, net income of $172 million, adjusted net income of $191 million and adjusted EBITDA of $334 million.

Peter R. Huntsman, Chairman, CEO and President, commented:

“We are pleased with second quarter earnings as demand in many of our businesses returned to pre-pandemic levels. The recent acquisitions and synergies already captured in Gabriel, CVC and our Huntsman Building Solutions franchise and several cost optimization initiatives that are well underway, are all contributing to our earnings improvement. We are also making good progress on our organic capital investments, including our MDI splitter project in Geismar, Louisiana, which we now expect to start up in early 2022. We are focused on delivering a strong EBITDA performance and high free cash flow in the second half of 2021. We remain committed to maintain a strong balance sheet and a balanced deployment of our capital including further investments to secure growth. We will showcase our strategic initiatives and the continued transformation of the entire portfolio at our New York City Investor Day on November 9, 2021.”

Segment Analysis for 2Q21 Compared to 2Q20

Polyurethanes

The increase in revenues in our Polyurethanes segment for the three months ended June 30, 2021 compared to the same period of 2020 was largely due to higher MDI average selling prices and higher sales volumes. MDI average selling prices increased mostly in China and Europe. Sales volumes increased primarily due to stronger demand in relation to the ongoing recovery from the global economic slowdown, partially offset by the scheduled turnaround at our Rotterdam, Netherlands facility. The increase in segment adjusted EBITDA was primarily due to higher MDI margins resulting from higher MDI pricing and higher sales volumes as well as stronger earnings from our PO/MTBE joint venture in China, partially offset by higher raw material costs.

Performance Products

The increase in revenues in our Performance Products segment for the three months ended June 30, 2021 compared to the same period of 2020 was primarily due to higher average selling prices and higher sales volumes. Average selling prices increased primarily due to stronger demand in relation to the ongoing recovery from the global economic slowdown as well as in response to an increase in raw material costs. Sales volumes also increased primarily due to stronger demand. The increase in segment adjusted EBITDA was primarily due to increased revenue and margins, partially offset by increased fixed costs.

Advanced Materials

The increase in revenues in our Advanced Materials segment for the three months ended June 30, 2021 compared to the same period in 2020 was primarily due to higher sales volumes, higher average selling prices and the favorable net impact of our recent acquisitions and divestiture. Excluding our recent acquisitions and divestiture and except for our global aerospace business, sales volumes increased across all our specialty markets, primarily in relation to the ongoing recovery from the global economic slowdown. Average selling prices increased largely due to the impact of a weaker U.S. dollar against major international currencies and in response to higher raw material costs. The increase in segment adjusted EBITDA was primarily due to higher sales volumes and the benefit from our recent acquisitions.

Textile Effects

The increase in revenues in our Textile Effects segment for the three months ended June 30, 2021 compared to the same period of 2020 was due to higher sales volumes, partially offset by lower average selling prices. Sales volumes increased primarily due to increased demand resulting from the ongoing recovery from the global economic slowdown, particularly in Asia. The increase in segment adjusted EBITDA was primarily due to higher sales revenues.

Corporate, LIFO and other

For the three months ended June 30, 2021, adjusted EBITDA from Corporate and other decreased by $16 million to a loss of $48 million from a loss of $32 million for the same period of 2020.

Liquidity and Capital Resources

During the three months ended June 30, 2021, our adjusted free cash flow from continuing operations was a use of $80 million as compared to positive adjusted free cash flow from continuing operations of $38 million in the prior year period. As of June 30, 2021, we had approximately $1.9 billion of combined cash and unused borrowing capacity.

During the three months ended June 30, 2021, we spent $76 million on capital expenditures as compared to $55 million in the same period of 2020. For 2021 we expect to spend approximately $355 million to $360 million on capital expenditures. The increase in capital expenditures is related to accelerated spending on our splitter investment at our Geismar, Louisiana facility.

Income Taxes

In the second quarter 2021, our adjusted effective tax rate was 20%. For 2021, our adjusted effective tax rate is expected to be approximately 22% - 24%.

Earnings Conference Call Information

We will hold a conference call to discuss our second quarter 2021 financial results on Friday July 30, 2021 at 10:00 a.m. ET.

Webcast link: https://78449.themediaframe.com/dataconf/productusers/hun/mediaframe/45633/indexl.html

Participant dial-in numbers:

Domestic callers:	(877) 402-8037
International callers:	(201) 378-4913

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, ir.huntsman.com. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the third quarter 2021, a member of management is expected to present at:

Jefferies Virtual Industrials Conference on August 3, 2021

Seaport Virtual Summer Conference on August 24, 2021

UBS Chemicals Virtual Conference on September 8, 2021

A webcast of the presentation, if applicable, along with accompanying materials will be available at ir.huntsman.com.

Table 1 – Results of Operations

	Three months ended		Six months ended
	June 30,		June 30,
In millions, except per share amounts	2021	2020	2021	2020
Revenues	$2,024	$1,247	$3,861	$2,840
Cost of goods sold	1,593	1,085	3,038	2,381
Gross profit	431	162	823	459
Operating expenses, net	211	212	453	452
Restructuring, impairment and plant closing costs	11	19	35	22
Operating income (loss)	209	(69)	335	(15)
Interest expense	(18)	(21)	(37)	(39)
Equity in income of investment in unconsolidated affiliates	46	2	84	4
Fair value adjustments to Venator investment	(6)	4	(25)	(106)
Loss on early extinguishment of debt	(27)	-	(27)	-
Other income, net	9	7	16	17
Income (loss) from continuing operations before income taxes	213	(77)	346	(139)
Income tax (expense) benefit	(42)	13	(76)	6
Income (loss) from continuing operations	171	(64)	270	(133)
Income from discontinued operations, net of tax(3)	1	5	2	782
Net income (loss)	172	(59)	272	649
Net income attributable to noncontrolling interests, net of tax	(16)	(3)	(33)	(6)
Net income (loss) attributable to Huntsman Corporation	$156	$(62)	$239	$643

Adjusted EBITDA(1)	$334	$54	$623	$219
Adjusted net income (loss)(1)	$191	$(30)	$338	$35

Basic income (loss) per share	$0.71	$(0.28)	$1.08	$2.90
Diluted income (loss) per share	$0.70	$(0.28)	$1.07	$2.90
Adjusted diluted income (loss) per share(1)	$0.86	$(0.14)	$1.52	$0.16

Common share information:
Basic weighted average shares	221	220	221	221
Diluted weighted average shares	223	220	223	221
Diluted shares for adjusted diluted income per share	223	220	223	223

See end of press release for footnote explanations.

Table 2 – Results of Operations by Segment

	Three months ended			Six months ended
	June 30,		Better /	June 30,		Better /
In millions	2021	2020	(Worse)	2021	2020	(Worse)
Segment Revenues:
Polyurethanes	$1,155	$730	58%	$2,223	$1,618	37%
Performance Products	371	228	63%	676	520	30%
Advanced Materials	299	192	56%	577	433	33%
Textile Effects	207	102	103%	400	282	42%
Corporate and Eliminations	(8)	(5)	n/m	(15)	(13)	n/m
Total	$2,024	$1,247	62%	$3,861	$2,840	36%

Segment Adjusted EBITDA(1):
Polyurethanes	$208	$31	571%	$415	$115	261%
Performance Products	88	29	203%	151	87	74%
Advanced Materials	58	30	93%	102	78	31%
Textile Effects	28	(4)	n/m	53	16	231%
Corporate, LIFO and other	(48)	(32)	(50)%	(98)	(77)	(27)%
Total	$334	$54	519%	$623	$219	184%

n/m = not meaningful

See end of press release for footnote explanations.

Table 3 – Factors Impacting Sales Revenue

	Three months ended
	June 30, 2021 vs. 2020
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	35%	6%	4%	13%	58%
Performance Products	39%	6%	(7)%	25%	63%
Advanced Materials	8%	7%	16%	25%	56%
Textile Effects	(11)%	8%	14%	92%	103%

	Six months ended
	June 30, 2021 vs. 2020
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	26%	5%	0%	6%	37%
Performance Products	21%	5%	(5)%	9%	30%
Advanced Materials	5%	5%	6%	17%	33%
Textile Effects	(8)%	4%	6%	40%	42%

(a) Excludes sales from tolling arrangements, by-products and raw materials.
(b) Excludes sales from by-products and raw materials.

Table 4 – Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income (Loss)
	EBITDA		(Expense) Benefit		Net Income (Loss)		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	June 30,		June 30,		June 30,		June 30,
In millions, except per share amounts	2021	2020	2021	2020	2021	2020	2021	2020
Net income (loss)	$172	$(59)			$172	$(59)	$0.77	$(0.27)
Net income attributable to noncontrolling interests	(16)	(3)			(16)	(3)	(0.07)	(0.01)

Net income (loss) attributable to Huntsman Corporation	156	(62)			156	(62)	0.70	(0.28)
Interest expense from continuing operations	18	21
Income tax expense (benefit) from continuing operations	42	(13)	$(42)	$13
Income tax expense from discontinued operations(3)	-	1
Depreciation and amortization from continuing operations	73	69
Business acquisition and integration expenses and purchase accounting inventory adjustments	5	8	-	-	5	8	0.02	0.04
EBITDA / Income from discontinued operations, net of tax(3)	(1)	(6)	N/A	N/A	(1)	(5)	-	(0.02)
(Gain) loss on sale of businesses/assets	(30)	1	4	-	(26)	1	(0.12)	-
Income from transition services arrangements	(3)	(5)	1	1	(2)	(4)	(0.01)	(0.02)
Fair value adjustments to Venator Investment(a)	6	(4)	-	-	6	(4)	0.03	(0.02)
Loss on early extinguishment of debt	27	-	(6)	-	21	-	0.09	-
Certain legal and other settlements and related expenses	8	4	(2)	(1)	6	3	0.03	0.01
Certain non-recurring information technology project implementation costs	3	1	(1)	-	2	1	0.01	-
Amortization of pension and postretirement actuarial losses	21	19	(5)	(4)	16	15	0.07	0.07
Restructuring, impairment and plant closing and transition costs	12	19	(2)	(3)	10	16	0.04	0.07
Plant incident remediation (credits) costs	(3)	1	1	-	(2)	1	(0.01)	-

Adjusted(1)	$334	$54	$(52)	$6	$191	$(30)	$0.86	$(0.14)

Adjusted income tax expense (benefit)(1)					$52	$(6)
Net income attributable to noncontrolling interests, net of tax					16	3

Adjusted pre-tax income (loss)(1)					$259	$(33)

Adjusted effective tax rate(4)					20%	18%

Effective tax rate					20%	17%

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Six months ended		Six months ended		Six months ended		Six months ended
	June 30,		June 30,		June 30,		June 30,
In millions, except per share amounts	2021	2020	2021	2020	2021	2020	2021	2020
Net income	$272	$649			$272	$649	$1.22	$2.93
Net income attributable to noncontrolling interests	(33)	(6)			(33)	(6)	(0.15)	(0.03)

Net income attributable to Huntsman Corporation	239	643			239	643	1.07	2.90
Interest expense from continuing operations	37	39
Income tax expense (benefit) from continuing operations	76	(6)	$(76)	$6
Income tax expense from discontinued operations(3)	-	239
Depreciation and amortization from continuing operations	147	136
Business acquisition and integration expenses and purchase accounting inventory adjustments	14	21	(2)	(3)	12	18	0.05	0.08
EBITDA / Income from discontinued operations, net of tax(3)	(2)	(1,021)	N/A	N/A	(2)	(782)	(0.01)	(3.53)
Gain on sale of businesses/assets	(30)	(1)	4	-	(26)	(1)	(0.12)	-
Income from transition services arrangements	(4)	(5)	1	1	(3)	(4)	(0.01)	(0.02)
Fair value adjustments to Venator Investment(a)	25	106	-	-	25	106	0.11	0.48
Loss on early extinguishment of debt	27	-	(6)	-	21	-	0.09	-
Certain legal and other settlements and related expenses	10	6	(3)	(1)	7	5	0.03	0.02
Certain non-recurring information technology project implementation costs	4	2	(1)	-	3	2	0.01	0.01
Amortization of pension and postretirement actuarial losses	43	37	(10)	(8)	33	29	0.15	0.13
Restructuring, impairment and plant closing and transition costs	36	22	(8)	(4)	28	18	0.13	0.08
Plant incident remediation costs	1	1	-	-	1	1	-	-

Adjusted(1)	$623	$219	$(101)	$(9)	$338	$35	$1.52	$0.16

Adjusted income tax expense(1)					$101	$9
Net income attributable to noncontrolling interests, net of tax					33	6

Adjusted pre-tax income(1)					$472	$50

Adjusted effective tax rate(4)					21%	18%

Effective tax rate					22%	4%

(a) Represents the changes in market value in Huntsman's remaining interesting in Venator.

N/A = not applicable

See end of press release for footnote explanations.

Table 5 – Selected Balance Sheet Items

	June 30,	December 31,
In millions	2021	2020
Cash	$510	$1,593
Accounts and notes receivable, net	1,122	910
Inventories	1,193	848
Other current assets	209	217
Property, plant and equipment, net	2,551	2,505
Other noncurrent assets	2,921	2,640

Total assets	$8,506	$8,713

Accounts payable	$1,041	$876
Other current liabilities	529	510
Current portion of debt	44	593
Long-term debt	1,521	1,528
Other noncurrent liabilities	1,486	1,533
Huntsman Corporation stockholders’ equity	3,727	3,519
Noncontrolling interests in subsidiaries	158	154

Total liabilities and equity	$8,506	$8,713

Table 6 – Outstanding Debt

	June 30,	December 31,
In millions	2021	2020
Debt:
Revolving credit facility	$-	$-
Accounts receivable programs	-	-
Senior notes	1,491	2,047
Variable interest entities	41	50
Other debt	33	24

Total debt - excluding affiliates	1,565	2,121

Total cash	510	1,593

Net debt - excluding affiliates(5)	$1,055	$528

See end of press release for footnote explanations.

Table 7 – Summarized Statement of Cash Flows

	Three months ended		Six months ended
	June 30,		June 30,
In millions	2021	2020	2021	2020
Total cash at beginning of period	$673	$1,594	$1,593	$525
Net cash (used in) provided by operating activities from continuing operations	(7)	85	(23)	45
Net cash used in operating activities from discontinued operations(3)	-	(5)	(1)	(40)
Net cash (used in) provided by investing activities	(46)	(359)	(369)	1,152
Net cash provided by (used in) investing activities from discontinued operations(3)	-	-		-
Net cash used in financing activities	(112)	(63)	(691)	(417)
Effect of exchange rate changes on cash	2	2	1	(11)
Total cash at end of period	$510	$1,254	$510	$1,254
Free cash flow from continuing operations(2):
Net cash (used in) provided by operating activities	$(7)	$85	$(23)	$45
Capital expenditures	(76)	(55)	(174)	(116)
Free cash flow from continuing operations	(83)	30	(197)	(71)
Taxes paid on sale of businesses	3	8	3	10
Adjusted free cash flow from continuing operations(6):	$(80)	$38	$(194)	$(61)
Supplemental cash flow information:
Cash paid for interest	$(31)	$(35)	$(47)	$(40)
Cash paid for income taxes	(68)	(19)	(76)	(55)
Cash paid for restructuring and integration	(8)	(9)	(17)	(14)
Cash paid for pensions	(14)	(26)	(28)	(46)
Depreciation and amortization	73	69	147	136
Change in primary working capital:
Accounts and notes receivable	$(97)	$213	$(214)	$179
Inventories	(176)	171	(332)	79
Accounts payable	79	(257)	173	(196)
Total change in primary working capital	$(194)	$127	$(373)	$62

See end of press release for footnote explanations.

Footnotes

(1)	We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments. We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business. We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss). Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss): (a) net income attributable to noncontrolling interests, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization; (e) amortization of pension and postretirement actuarial losses (gains); (f) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted EBITDA in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) amortization of pension and postretirement actuarial losses (gains); (c) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted net income (loss) in Table 4 above. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We do not provide reconciliations for adjusted EBITDA, adjusted net income (loss) or adjusted diluted income (loss) per share on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses and purchase accounting adjustments, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(2)	Management internally uses free cash flow measure: (a) to evaluate our liquidity, (b) evaluate strategic investments, (c) plan stock buyback and dividend levels and (d) evaluate our ability to incur and service debt. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

(3)	During the third quarter 2019, we entered into an agreement to sell our Chemical Intermediates Businesses. Results from these businesses, including the associated gain on sale, was treated as discontinued operations until the completion of the sale on January 3, 2020.

(4) We believe adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate.

The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. We do not provide reconciliations for adjusted effective tax rate on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(5) Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

(6) Adjusted free cash flow is defined as free cash flow, as described above, adjusted by excluding the taxes paid in connection with the sale of our Chemical Intermediates Businesses and the sale of our India-based DIY business.  We believe that adjusted free cash flow provides a useful comparison from period to period because it excludes the impact of cash taxes unrelated to our operations. Additionally, the proceeds received from the sale of our Chemical Intermediates Businesses and the sale of our India-based DIY business were classified as cash provided by investing activities and therefore was not factored into our free cash flow.  As result, we believe the adjustment to exclude the taxes paid associated with these transactions provides a meaningful measure of our free cash flow.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2020 revenues of approximately $6 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 70 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 9,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

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LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Certain information in this release constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company's operations, markets, products, services, prices and other factors as discussed under the caption "Risk Factors" in the Huntsman companies' filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, including any delay of, or other negative developments affecting the ability to implement cost reductions, timing of proposed transactions, and manufacturing optimization improvements in Huntsman businesses and realize anticipated cost savings, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.